Exhibit 99.1

Spirit Airlines Announces Senior Leadership Transition

DANIA BEACH, Fla.-- Spirit Aviation Holdings, Inc., parent company of Spirit Airlines, LLC, (together, “Spirit” or the “Company”) today announced the following changes to its leadership.

Ted Christie, President and Chief Executive Officer, is stepping down from the Company and from the Board of Directors, effective Monday, April 7, 2025. The Board of Directors is in the process of appointing a permanent replacement.

On an interim basis, an Office of the President consisting of Fred Cromer, Executive Vice President and Chief Financial Officer; John Bendoraitis, Executive Vice President and Chief Operating Officer; and Thomas Canfield, Senior Vice President and General Counsel has been formed to lead the Company until the new CEO is appointed.

“On behalf of the Board and the Spirit team, I thank Ted for his tireless efforts over the course of his 13 years at the Company. He has seen a lot and done a lot during his tenure here, including navigating the Company through the COVID crisis and multiple strategic junctures, as well as most recently, a corporate restructuring. Ted has kept the company together through challenging times, and for this we wish him all the best going forward,” said Robert Milton, Chairman of Spirit Airlines.”

In addition, Matt Klein, Executive Vice President and Chief Commercial Officer, will be stepping down. He will be succeeded by Rana Ghosh, as Senior Vice President and Chief Commercial Officer, effective immediately. Rana joined the Company in 2015 and has served as Senior Vice President and Chief Transformation Officer since June 2024.

“Spirit owes thanks to Matt for his many contributions since arriving in 2016, and we all wish him the best,” Milton continued. “We are also enthusiastic to welcome Rana into his new role.”

About Spirit Airlines

Spirit Airlines is committed to delivering the best value in the sky by offering an enhanced travel experience with flexible, affordable options. Spirit serves destinations throughout the United States, Latin America and the Caribbean with its all-Airbus Fit Fleet®, one of the youngest and most fuel-efficient fleets in the U.S. Discover elevated travel options with exceptional value at spirit.com.

Investor Inquiries:

Spirit Investor Relations

investorrelations@spirit.com

Media Inquiries:

Spirit Media Relations

Media_Relations@spirit.com

FGS Global

Spirit@fgsglobal.com